Exhibit 10.46

EMPLOYMENT AGREEMENT dated as of November 12, 2012, between Pacer International, Inc., a Tennessee corporation (the “Company”), and Paul C. Svindland (the “Executive”).
The Company and the Executive are entering into this Agreement to set forth the terms of the Executive’s employment with the Company. Accordingly, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Company and the Executive, the Company and the Executive hereby agree as follows:
Section 1. Duties. On the terms and subject to the conditions contained in this Agreement, the Executive will initially be employed by the Company as Chief Operating Officer. The Executive shall perform such duties and services on behalf of the Company and its Affiliates (as defined in Section 24(b) below) consistent with such title and position as may reasonably be assigned to the Executive from time to time by the Company’s Board of Directors (the “Board”) or the Chief Executive Officer or other more senior officers of the Company. Anything contained in this Section 1 or elsewhere in this Agreement to the contrary notwithstanding, the Executive acknowledges and agrees that the Executive’s title, principal office, and position and related duties and services may be changed during the course of Executive’s employment by the Board or the Chief Executive Officer or other more senior officers of the Company. The Executive’s principal office will be located at the Company’s headquarters in Dublin, Ohio. The Executive will relocate his residence to the Dublin, Ohio vicinity no later than August 30, 2013.
Section 2.    Term. The Executive’s employment hereunder shall be for the period (the “Employment Period”) commencing on the first date that the Executive begins employment with the Company (the “Commencement Date”) and ending on the effective date of the termination of such employment pursuant to and in accordance with the applicable provisions of this Agreement. Upon such termination of the Executive’s employment hereunder, the Executive (or, if applicable, the Executive’s beneficiaries or estate) shall be entitled only to those rights and benefits provided in Section 8(a) or Section 8(b), as applicable to such termination, subject to the Executive’s compliance with those continuing covenants and agreements set forth herein.
Section 3.    Time to be Devoted to Employment. During the Employment Period, the Executive will devote substantially all of the Executive’s working energies, efforts, interest, abilities and time exclusively to the business and affairs of the Company and its Affiliates. The Executive will not engage in any other business or activity that, in the reasonable judgment of the Chief Executive Officer or the Board, causes or could reasonably be expected to cause a conflict of interest, affect job performance or otherwise conflict or interfere in any material respect with the Executive’s performance of his duties and responsibilities as set forth herein, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

Exhibit 10.46

Section 4.    Base Salary; Bonus; Benefits.
(a)    During the Employment Period, the Company (or any of its Affiliates) shall pay the Executive a minimum annual base salary (the “Base Salary”) of $425,000.00, payable in such installments (but not less often than monthly) as is generally the policy of the Company with respect to the payment of regular compensation to its employees. The Base Salary may be increased from time to time in the sole discretion of the Board (or a committee thereof). The Executive will also be entitled to vacation under the Company’s policy. Such vacation shall accrue and may be taken in accordance with the Company’s policy in effect from time to time with respect to its employees generally, subject to the Company's right at any time and from time to time to amend, modify, change or terminate such vacation policy in any respect. The Executive will also be entitled to such other benefits as may be made available to other executive officers of the Company generally, including participation in such health, life and disability insurance programs and retirement or savings plans, if any, as the Company may from time to time maintain in effect, as well a monthly car allowance of $1,200.00 in accordance with the Company’s policy from time to time for similarly situated executives, in all cases subject to the Company's right at any time and from time to time to amend, modify, change or terminate in any respect any of its employee and other benefit plans, policies, or programs. The Company will reimburse the Executive for the reasonable costs incurred by the Executive for temporary housing in the vicinity of Dublin, OH and for travel between the Executive’s residence in Wilmington, DE and Dublin, OH, until the first to occur of (i) the Executive’s relocation to the Dublin, OH, vicinity and (ii) August 30, 2013, to the extent such costs are incurred in accordance with all applicable policies of the Company. The Company will also reimburse the Executive for the reasonable costs and expenses incurred by the Executive (grossed up to cover any net income tax obligation incurred by the Executive with respect to such reimbursement) to relocate to the Dublin, OH, vicinity subject to and in accordance with the Company’s relocation policy.

Exhibit 10.46

(b)    During the Employment Period, the Executive shall be entitled to participate in the Company’s performance bonus plan or program if, as, and to the extent adopted by the Board and in effect from time to time with respect to similarly situated executives of the Company and its subsidiaries (the “Bonus Plan”), and to receive such performance bonus thereunder (if any is earned or available) with respect to each fiscal year of the Company occurring during the Employment Period, subject in all cases to the terms and conditions of this Agreement and such Bonus Plan. The amount of such performance bonus, if any, that may be awarded and payable to the Executive hereunder with respect to any such fiscal year shall range up to seventy-five percent (75%) of the Base Salary earned and paid for such fiscal year as determined by the Board (or committee thereof) in its sole discretion based on and to the extent of the achievement or satisfaction of such targets, goals and conditions applicable to the Executive as may be provided in such Bonus Plan for such fiscal year, and as the Board (or committee thereof) may otherwise determine. Such targets, goals and conditions may include (i) business, financial, operating and/or other performance measures applicable to (A) the Company and its Affiliates taken as a whole and (B) those business segment(s) or divisions(s) of the Company and its Affiliates for and with respect to which the Executive is responsible or has authority and (ii) such personal and individual performance criteria as may be determined by the Executive’s supervisor or the Board (or committee thereof) taking into account the Executive's duties and responsibilities to the Company and its Affiliates for the period in question. The performance bonus awarded and payable to the Executive under such Bonus Plan with respect to any such fiscal year (including any pro rated amount payable pursuant to the Bonus Plan and following provisions of this Section 4(b)) shall be paid at such time or times and in such manner as performance bonuses are paid to the other similarly situated employees of the Company generally. If the Executive’s employment with the Company is terminated by the Company without “cause” pursuant to Section 7(b) below or by the Executive for Good Reason pursuant to Section 7(c), the Executive may, at the discretion of the Company’s Chief Executive Officer, be entitled to receive that portion of the bonus payable for the fiscal year of the Company during which such termination occurs pro rated through the date of such termination based on the number of days elapsed through the termination date over 365 days (but subject to the terms and conditions of the Bonus Plan, including the Executive’s satisfactory compliance with or achievement of personal and individual performance criteria and objectives for the period while employed as well as Pacer’s or its Affiliates’ or business unit’s achievement of applicable performance measures). If the Executive’s employment with the Company is terminated for any reason other than by the Company without “cause” pursuant to Section 7(b) below or by the Executive for Good Reason pursuant to Section 7(c), neither the Company nor any of its Affiliates will be obligated to pay the Executive any bonus with respect to the fiscal year of the Company in which such termination occurred or thereafter. The Executive’s rights to participate in, and to receive a performance bonus under, the Company’s Bonus Plan in effect for any given fiscal year shall be subject to the Company's right at any time and from time to time to amend, modify, change or terminate such Bonus Plan in any respect. In the event of a conflict between this Agreement and such Bonus Plan, this Agreement shall control.

Exhibit 10.46

(c)    The Executive will be recommended to receive a 2013 grant under the Company’s long-term incentive program valued at 100% of the Base Salary on the date of grant, it being understood that the timing, amount, value and other terms and conditions of any awards granted thereunder are at the sole discretion of the Board. The Executive may be recommended for future grant awards under the Company’s long-term incentive program in the sole discretion of the Company’s Chief Executive Officer, with the timing, amount, value and other terms and conditions of any awards granted thereunder are at the sole discretion of the Board.
(d)    The Company shall pay the Executive a one-time signing bonus of $250,000.00 on or about February 15, 2012, subject to the Executive’s continued employment with the Company on that date.
Section 5.    Reimbursement of Expenses. During the Employment Period, the Company shall reimburse the Executive in accordance with Company policy for all reasonable and necessary traveling expenses and other disbursements incurred by the Executive for or on behalf of the Company in connection with the performance of the Executive’s duties hereunder and for reasonable country club membership dues, in all cases upon presentation of appropriate receipts or other documentation therefor and to the extent incurred in accordance with all applicable policies of the Company.
Section 6.    Disability or Death. If, during the Employment Period, the Executive is incapacitated or disabled by accident, sickness or otherwise (a “Disability”) so as to render the Executive mentally or physically incapable of performing the services required to be performed by the Executive under this Agreement for any period of 90 consecutive days or for an aggregate of 180 days in any period of 360 consecutive days, the Company may, at any time thereafter, at its option, terminate the Executive’s employment under this Agreement immediately upon giving the Executive written notice to that effect. In the event of the Executive’s death, the Executive’s employment will be deemed terminated as of the date of death.
Section 7.    Termination.
(a)    The Company may terminate the Executive’s employment hereunder at any time for “cause” by giving the Executive written notice of such termination, containing reasonable specificity of the grounds therefor. For purposes of this Agreement, “cause” shall mean (i) willful or intentional misconduct with respect to the business and affairs of the Company or any of its Affiliates, (ii) willful or intentional neglect of the Executive's duties or the failure to follow the lawful directions of the Board or more senior officers of the Company to whom the Executive reports, including the violation of any material policy of the Company or of any of its Affiliates that is applicable to the Executive, (iii) the material breach of any provision of this Agreement or any other written agreement between the Executive and the Company or any of its Affiliates and, if such breach is capable of being cured, the Executive’s failure to cure such breach within 30 days of receipt of written notice thereof from the Company, (iv) the Executive's commission of a felony, (v) the Executive's commission of an act of fraud or financial dishonesty or (vi) any conviction of the Executive for a crime involving moral turpitude or fraud. A termination pursuant to this Section 7(a) shall take effect immediately upon the giving of the notice contemplated hereby.

Exhibit 10.46

(b)    The Company may terminate the Executive’s employment hereunder at any time without “cause” by giving the Executive written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to Executive (determined pursuant to Section 16(b) below).
(c)    The Executive may terminate his employment for “Good Reason” (as defined below) by giving the Company written notice of such termination, containing reasonable specificity of the grounds therefor, within thirty (30) days following the occurrence of the grounds for such termination in accordance with the definition of “Good Reason” in this Section 7(c) below. If the Executive does not exercise such right within such 30-day period as to any occurrence described in the definition of Good Reason below, then the Executive shall be deemed to have waived such right of termination as to that occurrence (but not as to any subsequent occurrence). For purposes of this Agreement, “Good Reason” shall mean the Company’s imposition of a material reduction in the Executive’s position, duties and responsibilities. A termination by the Executive for Good Reason under this Section 7(c) shall take effect immediately upon the giving of the termination notice contemplated hereby.
(d)    The Executive may terminate his employment hereunder at any time for any or no reason by giving the Company written notice of such termination, which termination shall be effective as of the date set forth in such notice, provided that such date shall not be earlier than the day on which such notice is delivered to the Company (determined pursuant to Section 16(b) below).
Section 8.    Effect of Termination.
(a)    Upon the effective date of a termination of the Executive’s employment under this Agreement for any reason other than a termination by the Company without cause pursuant to Section 7(b) or a termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 7(c), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive, within 30 days after the effective date of such termination (or such earlier period as may be required by applicable law):
(i)    the unpaid portion of the Base Salary provided for in Section 4, computed on a pro rata basis to the effective date of such termination;
(ii)    reimbursement for any expenses incurred by the Executive up to the effective date of such termination of employment and with respect to which the Executive shall not have theretofore been reimbursed, as provided in Section 5; and

Exhibit 10.46

(iii)    the unpaid portion of any amounts earned by the Executive prior to the effective date of such termination pursuant to any employee benefit plan or program in which the Executive participated during the Employment Period (including any accrued and unused or unpaid vacation benefits that may be earned by or due to the Executive as of the effectiveness of such termination in accordance with the Company’s policy in effect at the effective time of such termination); provided, however, that the Executive shall not be entitled to receive any benefits under any such employee benefit plan or program that have accrued during any period if the terms of such plan or program require that the beneficiary be employed by the Company as of the end of any period ending on or after the effective date of such termination.
(b)    Upon termination of the Executive’s employment under this Agreement by the Company without cause pursuant to Section 7(b) or upon termination of the Executive’s employment by the Executive for Good Reason pursuant to Section 7(c), neither the Executive nor the Executive’s beneficiaries or estate shall have any further rights under this Agreement or any claims against the Company or any of its Affiliates arising out of this Agreement, except the right to receive the following amounts and benefits within 30 days after the effective date of such termination, in the case of amounts due pursuant to clause (i) below, and at such other times as provided in clauses (ii) and (iii) below in the case of amounts due thereunder (or in each case such earlier period as may be required by applicable law); provided, however, that in the case of clauses (ii) and (iii) below, the Executive is not in breach of any provision of this Agreement surviving such termination and does not engage in any activity or conduct proscribed by Section 9 or Section 10 (regardless of the extent to which such Section may be enforced under applicable law):
(i)    the payments, if any, referred to in Section 8(a) above;
(ii)    continued payment of an annual amount equal to the Base Salary as in effect immediately prior to the effective date of such termination for twelve (12) months following the effective date of such termination (the “Severance Period”), payable during the Severance Period in such manner as the Base Salary would have been payable pursuant to Section 4(a) but for such termination; and
(iii)    the payment of any pro rata bonus (or portion thereof), if any, awarded and payable to the Executive pursuant to and in accordance with Section 4(b) with respect to the fiscal year in which such termination occurs, to be paid when and as provided in such Section 4(b).

Exhibit 10.46

Notwithstanding the provisions of this Section 8(b), if on the date of the Executive’s termination, the Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and an exception from Section 409A’s requirements is not available as to any one or more payments or installments, the Executive shall not receive a distribution of such payment or installment under this Agreement until six months after the date of termination.  If the Executive is subject to the restriction described in the previous sentence, Executive will be paid on the first day of the seventh month after termination an amount equal to the benefit that the Executive would have been paid during such six‑month period absent such restriction. In furtherance of the application of all possible exceptions to requirements of Section 409A, each payment or installment shall be treated as a separate payment in order to maximize the application of payments during the "short term deferral period" under Section 409A.
(c)    Without limiting any other provision of this Agreement, if the Executive dies on or after the effective date of the termination of the Executive’s employment hereunder, the Executive’s heirs, beneficiaries or estate, as their respective interests may appear (but without duplication), shall be entitled to receive or continue to receive those benefits that would otherwise have been due and payable to the Executive pursuant to Section 8(a) above or Section 8(b) above, as applicable.
(d)    In addition to, and not by way of limitation of, any other provision of this Agreement, upon the effective date of the termination of the Executive’s employment hereunder, the Executive shall surrender and deliver to the Company (i) all computers, cell phones, personal digital assistants or like devices, office equipment, credit cards, charge cards and other tangible property of or belonging to or issued in the name of the Company or any of its Affiliates, (ii) all membership cards for memberships maintained by or in the name of the Company or any of its Affiliates, (iii) all passwords, access codes, documents, records, and files (including all copies thereof, regardless of the form or media in which the same exist or are stored) in the Executive’s possession and belonging or relating to the Company or any of its Affiliates, and (iv) any and all other personal property in the Executive’s possession belonging to the Company or any of its Affiliates.

Exhibit 10.46

Section 9.    Disclosure of Information.
(a)    From and after the date hereof, the Executive shall not at any time disclose, divulge, furnish or make accessible to any Person any Confidential Information (as hereinafter defined) heretofore acquired or acquired during the Employment Period for any reason or purpose whatsoever (provided that nothing contained herein shall be deemed to prohibit or restrict the Executive’s right or ability to disclose, divulge, furnish or make accessible any Confidential Information (i) to any officer, director, employee, Affiliate or representative of the Company, or (ii) to any other Person as required in connection with the performance of the Executive’s duties under and in compliance with this Agreement and the applicable policies and procedures of the Company, or as required by law or judicial process), nor shall the Executive make use of any Confidential Information for the Executive’s own purposes or benefit or for the purposes or benefit of any other Person except the Company and its Affiliates. The covenant contained in this Section 9 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.
(b)    For purposes of this Agreement, the term “Confidential Information” means (i) the Intellectual Property Rights (as hereinafter defined) of the Company and its Affiliates and (ii) all other information of a proprietary or confidential nature relating to the Company or any Affiliate thereof, or the business or assets of the Company or any such Affiliate, including: books and records; agent and independent contractor lists and related information; customer lists and related information; vendor lists and related information; supplier lists and related information; employee and personnel lists, policies and related information; contract terms and conditions (including those with customers, suppliers, vendors, independent contractors and agents, and present and former employees); terms and conditions of permits, orders, judgments and decrees; wholesale, retail and distribution channels; pricing information, cost information, and pricing and cost structures and strategies; marketing, product development and business development plans and strategies; management reports; financial statements, reports, schedules and other information; accounting policies, practices and related information; business plans, strategic plans and initiatives, forecasts, budgets and projections; and shareholder, board of directors and committee meeting minutes and related information; provided, however, that Confidential Information shall not include (A) information that is generally available to the public on the date hereof, or which becomes generally available to the public after the date hereof without action by the Executive in breach or violation of this Agreement, or (B) information that the Executive receives from a third party who does not have any obligation to the Company or any of its Affiliates to keep such information confidential and which the Executive does not know (or reasonably could not have known) is confidential to the Company or any of its Affiliates.

Exhibit 10.46

(c)    As used herein, the term “Intellectual Property Rights” means all industrial and intellectual property rights, including the following (whether patentable or not): patents, patent applications, and patent rights; trademarks, trademark applications, trade names; service marks and service mark applications; trade dress, logos and designs, and the goodwill associated with the foregoing; copyrights and copyright applications; certificates of public convenience and necessity, franchises and licenses; trade secrets, know-how, proprietary processes and formulae, inventions, improvements, devices and discoveries; development tools; marketing materials; instructions; Confidential Information; and all documentation and media constituting, describing or relating to the foregoing, including manuals, memoranda and records.
Section 10.     Noncompetition Covenant.
(a)    The Executive acknowledges and agrees that he will receive significant and substantial benefits from his employment with the Company under this Agreement, including the remuneration, compensation and other consideration inuring to his benefit hereunder, as well as introductions to, personal experience with, training in and knowledge of the Company and its Affiliates, the industries in which they engage, and third parties with whom they conduct business. Accordingly, in consideration of the foregoing, and to induce the Company to employ and continue to employ the Executive hereunder and provide such benefits to the Executive (in each case subject to the terms and conditions of this Agreement and the applicable employment policies of the Company and its Affiliates), the Executive agrees that he will not during the period beginning on the Commencement Date and ending twelve (12) months after the effective date of the termination of the Executive’s employment with the Company and its Affiliates (the “Non-Competition Period”) for any reason:
(i)    in any city or county in any state or province of the United States, Canada or Mexico where the Company or any of its Affiliates conducts business during the Non-Competition Period, directly or indirectly engage or participate in any Competing Business (as defined in Section 10(b) below) (whether as an officer, director, employee, partner, consultant, holder of an equity or debt investment, lender or in any other manner, or capacity, including by the rendering of services or advice to any person), or lend his name (or any part or variant thereof) to, any Competing Business;
(ii)    deal, directly or indirectly, with any customers, vendors, agents or contractors doing business with the Company or any of its Affiliates, or with any officer, director, employee of the Company or any of its Affiliates, in each case in any manner that is or could reasonably be expected to be competitive with the Company or any of its Affiliates;
(iii)    take any action to solicit, encourage or induce any customer, vendor, agent or contractor doing business with the Company or any of its Affiliates, or any officer, director, employee or agent of the Company or any of its Affiliates:

Exhibit 10.46

(A)    to terminate or alter in any manner adverse to the Company and its Affiliates his or its business, commercial, employment, agency or other relationship with the Company or such Affiliate (including any action to do business or attempt to do business with, or to hire, retain, engage or employ or attempt to hire, retain, engage or employ, any customer, vendor, agent or contractor, or any officer, director or employee, of the Company or any of its Affiliates);
(B)    to become a customer, vendor, agent or contractor, or an officer, director or employee, of the Executive, the Executive’s Affiliates or any other Person; or
(C)    to engage in any Competing Business; or
(iv)    engage in or participate in, directly or indirectly, any business conducted under any name that shall be the same as or similar to the name of the Company or any of its Affiliates or any trade name used by any of them.
Ownership by the Executive for investment purposes only of less than 2% of the outstanding shares of capital stock or class of debt securities of any Person with one or more classes of its capital stock listed on a national securities exchange or actively traded in the over-the-counter market shall not constitute a breach of the foregoing covenant. The covenant contained in this Section 10 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

(b)    As used herein, the term “Competing Business” means any transportation or other business that the Company or any of its Affiliates has engaged in at any time during the Employment Period in any city or county in any country, state or province of the United States, Canada or Mexico, including any such business directly or indirectly engaged in providing any of the following:
(i)    intermodal marketing or rail or intermodal brokerage services (whether in connection with domestic or international shipments or customers);
(ii)    highway brokerage services, including full trailer load, less than trailer load, trailer fleet management and depot operations services;
(iii)    international freight transportation services, including ocean forwarding, custom house brokerage, ocean carrier services (including NVOCC operations), import/export air forwarding services, and special project services;
(iv)    port and rail depot cartage services (whether in connection with domestic or international shipments or customers), and local and regional trucking services (including full truckload and less-than-truckload motor carrier services);

Exhibit 10.46

(v)    freight consolidation and handling services, including third party warehouse, cross dock, consolidation, deconsolidation and distribution services;
(vi)    comprehensive transportation management programs and services to third party customers, including supply chain and traffic management services, carrier rate and contract management services , logistics optimization planning, and vendor bid optimization; and
(vii)    intermodal rail equipment (including double-stack rail car, container and chassis) supply and management services, including doublestack transportation services.
Section 11.     Inventions Assignment.
During the Employment Period, the Executive shall promptly disclose, grant and assign to the Company for its and its Affiliates’ sole use and benefit any and all inventions, improvements, technical information and suggestions reasonably relating to the business of the Company and its Affiliates (collectively, the “Inventions”) that the Executive may develop or acquire during the Employment Period (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or with respect to the Inventions. In connection with the previous sentence, the Executive shall, at the expense of the Company, including a reasonable payment based on the Executive’s last per diem earnings with the Company for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving severance payments pursuant to Section 8(b) above, or (c) if the Executive has not otherwise received one or more severance payments with respect to such period (whether on a lump sum, pre-paid, or accelerated basis or otherwise), (i) promptly execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of the Company to vest title to the Inventions and any patent applications, patents, copyrights, reissues or other proprietary rights related thereto in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world, and (ii) render such reasonable assistance to the Company as may be required in the prosecution of applications for said patents, copyrights, reissues or other proprietary rights, in the prosecution or defense of interferences or infringements that may be declared involving any said applications, patents, copyrights or other proprietary rights and in any litigation in which the Company may be involved relating to the Inventions. The covenant contained in this Section 11 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.

Exhibit 10.46

Section 12.     Assistance in Litigation. At the request and expense of the Company (including a reasonable payment, based on the Executive’s last per diem earnings, for the time involved if (a) the Executive is not then in the Company’s employ, or (b) if the Executive is not then receiving severance payments from the Company pursuant to 0, or (c) if the Executive has not otherwise received one or more severance payments from the Company with respect to such period (whether on a lump sum, pre-paid or accelerated basis or otherwise)) and upon reasonable notice, the Executive shall, at all times during and after the Employment Period, furnish such information and assistance to each of the Company and its Affiliates as the Company may reasonably require in connection with any issue, claim or litigation in which the Company or any of its Affiliates may be involved. If such a request for assistance occurs after the expiration of the Employment Period, then the Executive will only be required to render such assistance to the Company and its Affiliates to the extent that the Executive can do so without materially adversely affecting the Executive’s other business obligations. The covenant contained in this Section 12 shall survive the termination or expiration of the Employment Period and any termination of this Agreement.
Section 13.     Expenses; Taxes. Each party hereto shall bear his or its own expenses incurred in connection with this Agreement (including legal, accounting and any other third party fees, costs and expenses and all federal, state, local and other taxes and related charges incurred by such party). All references herein to remuneration, compensation and other consideration payable by the Company or any of its Affiliates hereunder to or for the benefit of the Executive or his heirs, representatives, or estate are to the gross amounts thereof before reductions, set-off, or deduction for taxes and other charges referred to below, and all such remuneration, compensation and other consideration shall be paid net of and after reduction, set-off and deduction for any and all applicable withholding, F.I.C.A., employment and other similar federal, state and local taxes and contributions required by law to be withheld by the Company or any such Affiliate.
Section 14.     Representation. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not breach, violate or cause a default under any agreement, contract or instrument to which the Executive is a party or any judgment, order or decree to which the Executive is subject, and (b) the Executive is not a party to or bound by any employment agreement, consulting agreement, noncompetition agreement, confidentiality agreement or similar agreement with any other Person.
Section 15.     Entire Agreement; Amendment and Waiver. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements and understandings between the Executive and the Company or any predecessor of the Company, or any of their respective Affiliates, with respect to the subject matter hereof. Other than this Agreement, there are no other agreements or understandings continuing in effect relating to the subject matter hereof. No waiver, amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by each party hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights or remedies arising by virtue of any such prior or subsequent occurrence.

Exhibit 10.46

Section 16.     Notices.
(a)    All notices or other communications pursuant to or contemplated by this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by facsimile transmission, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(i)    if to the Company, to it:
c/o Pacer International, Inc.
6805 Perimeter Drive
Dublin, OH 43016
Attention: Vice President, Human Resources
Telephone No.: (614) 923-1400
Facsimile No.: (614)-717-4101

with copy to:

Pacer International, Inc.
11231 Phillips Industrial Blvd, Suite 200, Building 1
Jacksonville, Florida 32256
Attention: General Counsel
Telephone No.: (904) 251-6075
Facsimile No.: (614) 717-4131

(ii)    if to the Executive, to him or at his last known address contained in the records of the Company.

Exhibit 10.46

(b)    All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by facsimile, on the date of such delivery (if sent on a business day where sent, or if sent on other than a business day where sent, on the next business day where sent after the date sent), (iii) in the case of delivery by nationally-recognized, overnight courier, on the next business day where sent following dispatch, and (iv) in the case of mailing, on the third business day where sent next following such mailing. In this Agreement, the term “business day” means, as to any location, any day that is not a Saturday, a Sunday or a day on which banking institutions in such location are authorized or required to be closed.
Section 17.     Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be so modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this Agreement; provided, however, that the legality, binding effect and enforceability of the remaining provisions of this Agreement, to the extent the economic benefits conferred upon the parties by virtue of this Agreement remain substantially unimpaired, shall not be affected or impaired in any manner, and any such invalidity, illegality or unenforceability with respect to such provision in such jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 18.     Remedies. The Executive acknowledges and agrees that the provisions of this Agreement (including Section 9, Section 10, Section 11, and Section 12) are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of any provision of this Agreement (including Section 9, Section 10, Section 11, and Section 12) would cause the Company irreparable harm. The Executive further acknowledges and agrees that in the event of a breach or threatened breach of any of the covenants contained in this Agreement (including Section 9, Section 10, Section 11, and Section 12), the Company shall be entitled to immediate relief enjoining the same in any court or before any judicial body having jurisdiction over such a claim, without being required to post a bond or prove that monetary damages are inadequate. All rights and remedies provided for in this Agreement are cumulative, are in addition to any other rights and remedies provided for by law, and may, to the extent permitted by law, be exercised concurrently or separately. The exercise of any one right or remedy shall not be deemed to be an election of such right or remedy or to preclude the exercise or pursuit of any other right or remedy.
Section 19.     Benefits of Agreement; Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, representatives, heirs and estates, as applicable. This Agreement shall not be assignable by the Executive without the prior written consent of the Company (acting with approval its Board of Directors). Except as expressly provided in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors, permitted assigns, representatives, heirs and estates, as applicable.

Exhibit 10.46

Section 20.     Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF OHIO, OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF OHIO TO BE APPLIED.
Section 21.     Jury Trial Waiver. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS RELATED TO THE SUBJECT MATTER HEREOF. EXECUTIVE UNDERSTANDS THAT THE WAIVER OF THE RIGHT TO A TRIAL BY JURY IS AN IMPORTANT RIGHT WHICH THE EXECUTIVE HEREBY FOREGOES.
Section 22.     Jurisdiction and Venue; Service of Process.
(a)    The parties hereto agree that all disputes among them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement shall be resolved exclusively by state or federal courts located in Franklin County, Ohio and any appellate court from any thereof, or by an arbitrator located in Franklin County, Ohio in such cases where both parties hereto have expressly agreed to binding arbitration.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for himself or itself and his or its property, to the exclusive jurisdiction of any Ohio state court or federal court of the United States of America sitting in Franklin County, Ohio, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such Ohio state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent he or it may legally and effectively do so, any objection that he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder or thereunder in any Ohio state or federal court of the United States of America sitting in Franklin County, Ohio. Each of the parties hereto hereby irrevocably waives, to the fullest extent he or it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.
(d)    Each of the parties hereto hereby agrees that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

Exhibit 10.46

Section 23.    Independence of Covenants and Representations and Warranties. All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant shall not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of a representation and warranty hereunder.
Section 24.     Interpretation and Construction; Defined Terms.
(a)    The term “Agreement” means this Employment Agreement and any and all schedules, annexes and exhibits that may be attached hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The use in this Agreement of the word “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in, or any schedule, annex or exhibit that may be attached to, this Agreement. All references to articles, sections, subsections, paragraphs, subparagraphs, clauses, schedules, annexes and exhibits mean such provisions of this Agreement and the schedules, annexes and exhibits that may be attached to this Agreement, except where otherwise stated. The title of and the article, section, paragraph, schedule, annex and exhibit headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms also shall denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Unless otherwise provided herein, the measure of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, except that, if no corresponding date exists, the measure shall be the next day of the following month or year (e.g., one month following February 8 is March 8, and one month following March 31 is May 1).
(b)    The term “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Exhibit 10.46

(c)    The term “Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership (including a limited liability partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a business, and any other entity, including a governmental entity such as a domestic or foreign government or political subdivision thereof, whether on a federal, state, provincial or local level and whether legislative, executive, judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.
Section 25.     Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, and each such counterpart shall be an original instrument, but all such counterparts taken together shall be considered one and the same agreement, effective when one or more counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any signed counterpart delivered by facsimile shall be deemed for all purposes to constitute such party’s good and valid execution and delivery of this Agreement.
Section 26.     Further Assurances. The Executive hereby agrees, in consideration of the Company’s covenants and agreements set forth herein, that contemporaneous with the Executive's (or his heirs’, beneficiaries’ or estate’s in the event of his death) acceptance of amounts payable under Section 8, the Executive shall for himself, his heirs, beneficiaries, estate, successors and assigns, enter into such other documents, agreements and instruments reasonably requested by the Company, including a separate settlement agreement prepared by the Company with those provisions deemed appropriate by the Company, including a release of the Company and its Affiliates from, and a waiver of, all claims (including those related to alleged wrongful discharge or alleged employment discrimination under any federal, state or local statute or regulation) and confirmation of the confidentiality, non-competition and other covenants of this Agreement that survive termination of employment. The Executive hereby agrees that the Executive shall forfeit all rights to payments and benefits hereunder unless any Company property is returned pursuant to Section 8(d) and all documents, agreements and instruments specified in the previous sentence are signed, delivered and not revoked within sixty (60) days following the date of The Executive’s separation from service within the meaning of Section 409A. If such property is so returned and such documents, agreements, and instruments are so signed, delivered and not revoked, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following the Executive’s separation from service. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the Executive’s separation from service, and any payments made thereafter shall continue as provided herein.

Exhibit 10.46

Section 27.     Section 409A. The provisions of this Agreement are intended and shall be interpreted and administered so as to not result in the imposition of additional tax or interest under Section 409A where applicable. Without limiting the foregoing, this Agreement shall not be amended in a manner so as to result in the imposition of such tax or interest, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A, and any reimbursement of expenses shall occur no later than the end of the calendar year following the calendar year in which is the expense is incurred (or such earlier date as applies under the Company’s business expense reimbursement policy).

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Exhibit 10.46

IN WITNESS WHEREOF, the parties have executed and delivered this Employment Agreement effective as of the date first written above.
THE COMPANY:

PACER INTERNATIONAL, INC.

By:__/s/ Florian Kete______________________
Name: Florian Kete
Title: Vice President, Human Resources

THE EXECUTIVE:

/s/ Paul C. Svindland______________________
Paul C. Svindland